EXHIBIT 99.2


Contact:            Richard S. Wallington
                    Chief Financial Officer
                    (205) 942-3737




                         BOOKS-A-MILLION, INC. ANNOUNCES
                           INITIATION OF CASH DIVIDEND


     BIRMINGHAM, Ala. (August 17, 2004) Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that its Board of Directors has approved a one-time dividend of $0.12 per share and the initiation of a quarterly dividend of $0.03 per share. The quarterly dividend will be paid beginning with the quarter ended July 31, 2004.

     Both the one-time dividend of $0.12 per share and the quarterly dividend of $0.03 per share are payable on September 14, 2004, to stockholders of record at the close of business on August 31, 2004. The Company will pay quarterly cash dividends in the future subject to Board approval.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 202 stores in 18 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands. The Company's wholesale operations include American Wholesale Book Company and Book$mart, both based in Florence, Alabama.


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